FEE WAIVER AND EXPENSE REIMBURSEMENT AGREEMENT

(UBS Select Prime Investor Fund, UBS Select ESG Prime Investor Fund, UBS Select

Government Investor Fund, UBS Select Treasury Investor Fund, UBS Prime Investor Fund

and UBS Tax-Free Investor Fund

UBS SERIES FUNDS

787 Seventh Avenue

New York, New York 10019

Dated as of August 25, 2022

UBS Asset Management (Americas) Inc.	UBS Asset Management (US) Inc.
787 Seventh Avenue	787 Seventh Avenue
New York, New York 10019	New York, New York 10019

Ladies and Gentlemen:

1. UBS Select Prime Investor Fund, UBS Select ESG Prime Investor Fund, UBS Select Government Investor Fund, UBS Select Treasury Investor Fund, UBS Prime Investor Fund and UBS Tax-Free Investor Fund (each, a “Fund”) are series of UBS Series Funds, a Delaware statutory trust (the “Company”). Operating expenses of each Fund are annual rates expressed as a percentage of average daily net assets.

2. UBS Asset Management (Americas) Inc. (“UBS AM”) hereby agrees that UBS AM will waive a portion of the administrative fee payable to UBS AM by each Fund and/or reimburse the Fund for its other operating expenses (exclusive of 12b-1 fees, if any) to the extent that the aggregate operating expenses through August 31, 2023 otherwise would exceed 0.50% (the “Maximum Permitted Rate”).

3. UBS Asset Management (US) Inc. (“UBS AM (US)”) hereby agrees that UBS AM (US) will waive the 0.25% 12b-1 distribution fee applicable to each Fund through August 31, 2023.

4. UBS AM further agrees that UBS AM will continue the applicable administrative fee waiver and/or expense reimbursement under Paragraph 2 above until the later of August 31, 2023 or the date on which a Fund’s prospectus is updated to reflect superseding waiver/reimbursement arrangements, if any, or the termination thereof.

5. UBS AM (US) further agrees that UBS AM (US) will continue the 0.25% 12b-1 distribution fee waiver under Paragraph 3 above until the later of August 31, 2023 or the date on which a Fund’s prospectus is updated to reflect superseding arrangements, if any, or the termination thereof.

6. With respect to UBS AM, the Maximum Permitted Rate does not include any expenses attributable to (1) dividend expense, borrowing costs, and interest expense relating to short sales and (2) interest, taxes, brokerage commissions, expenses related to shareholders’ meetings and extraordinary expenses, and UBS AM is not obligated to waive administrative fees or reimburse operating expenses to the extent that the Fund’s aggregate operating expenses exceed the Maximum Permitted Rate because of the aforesaid.

7. The Company, in turn, agrees that, subject to the limitations set forth in this paragraph, it will repay the fee waiver/expense reimbursement to UBS AM. Such repayment shall be made only out of assets of the Fund for which a fee waiver/expense reimbursement was made. In addition, the repayment shall be payable only to the extent it can be made during the three years following the period during which UBS AM waived fees or reimbursed the Fund for its operating expenses under this Agreement without causing the aggregate operating expenses of the Fund during a year in which such repayment is made to exceed the applicable Maximum Permitted Rate. The Company agrees to furnish or otherwise make available to UBS AM such copies of its financial statements, reports, and other information relating to its business and affairs as UBS AM may, at any time or from time to time, reasonably request in connection with this Agreement.

8. This Agreement shall terminate automatically upon the termination of the administration agreement between UBS AM and the Company with respect to a Fund; provided, however, that a Fund’s obligation to reimburse UBS AM, as described above, will survive the termination of this Agreement unless the Company and UBS AM agree otherwise.

9. UBS AM and UBS AM (US) each understand that each shall look only to the assets of the relevant Fund for performance of this Agreement and for payment of any claim each may have hereunder, and neither any other series of the Company, nor any of the Company’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

10. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, except (a) Paragraph 9 shall be governed by, construed and enforced in accordance with the laws of the State of Delaware and (b) insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling. This Agreement may be signed in counterpart. Any amendment to this Agreement shall be in writing signed by the parties hereto.

If each of you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

[Signature Page Follows on Next Page]

UBS SERIES FUNDS, ON BEHALF OF ITS UBS SELECT PRIME INVESTOR FUND, UBS SELECT ESG PRIME INVESTOR FUND, UBS SELECT GOVERNMENT INVESTOR FUND, UBS SELECT TREASURY INVESTOR FUND, UBS PRIME INVESTOR FUND AND UBS TAX-FREE INVESTOR FUND, SEVERALLY AND NOT JOINTLY

By: /s/ Igor Lasun	By: /s/ Philip Stacey
Name: Igor Lasun	Name: Philip Stacey
Title: President	Title: Vice President & Assistant Secretary

The foregoing Agreement is hereby
accepted as of August 25, 2022

UBS ASSET MANAGEMENT (AMERICAS) INC.

By: /s/ Joanne M. Kilkeary	By: /s/ Rose Ann Bubloski
Name: Joanne M. Kilkeary	Name: Rose Ann Bubloski
Title: Executive Director	Title: Director

UBS ASSET MANAGEMENT (US) INC.

By: /s/ Keith A. Weller	By: /s/ Eric Sanders
Name: Keith A. Weller	Name: Eric Sanders
Title: Executive Director	Title: Director